UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 30, 2014

Hilton Worldwide Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)
(703) 883-1000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.    Change in Control of Registrant.
(b) Information required by Item 403(c) of Regulation S-K regarding arrangements known to the registrant which may at a subsequent date result in a change of control.

The information set forth under Item 8.01 below is incorporated by reference into this Item 5.01.

Item 8.01     Other Events.

On June 30, 2014, HLT Holdco LLC, an affiliate of the investment funds associated with or designated by The Blackstone Group L.P. that are the current majority owners of Hilton Worldwide Holdings Inc. (the “Company”), informed the Company as follows:
“HLT Holdco LLC’s wholly-owned subsidiary, HLT Holdco III LLC (the “Borrower”) has entered into (i) a Margin Loan Agreement dated as of June 30, 2014 (the “Loan Agreement”) with the lenders party thereto (each, a “Lender”) and the administrative agent party thereto and (ii) Pledge and Security Agreements of even date, in each case between one of the Lenders, as secured party (each, a “Secured Party” and, collectively, the “Secured Parties”) and Borrower, as pledgor (the “Borrower Pledge Agreements”), and HLT Holdco LLC’s affiliates, HLT Holdco II LLC, HLT BREH Intl II Holdco LLC, HLT BREH VI Holdco LLC and HLT BREP VI.TE.2 Holdco LLC (each, a “Guarantor” and collectively, the “Guarantors”) each entered into (i) with each Lender, a Pledge and Security Agreement (each, a “Guarantor Pledge Agreement” and, collectively with the Borrower Pledge Agreements, the “Pledge Agreements”) and (ii) with the administrative agent and the Lenders, a limited recourse Guarantee of even date of the Borrower’s obligations under the Loan Agreement (each, a “Guarantee” and, collectively with the Loan Agreement and the Pledge Agreements, the “Loan Documents”). Each of the Borrower and the Guarantors is affiliated with The Blackstone Group L.P.
As of June 30, 2014, the Borrower has borrowed an aggregate of $2.25 billion under the Loan Agreement. Subject to the satisfaction of certain conditions, the Borrower may borrow up to an additional $1.25 billion if the existing or new lenders agree to provide such additional advances. Pursuant to the Pledge Agreements, to secure borrowings under the Loan Agreement, the Borrower and the Guarantors have collectively pledged approximately 628.1 million shares (collectively, the “Pledged Shares”) of common stock, par value $0.01 per share (“Common Stock”) of Hilton Worldwide Holdings Inc. (the “Company”). The Pledged Shares represented approximately 63.8% of the Company’s issued and outstanding Common Stock as of June 20, 2014. In addition, affiliates of The Blackstone Group L.P. currently expect to pledge up to an additional 19.7 million shares of Common Stock in the 20 business days following execution of the Loan Agreement.
The Loan Agreement contains customary default provisions. In the event of a default under the Loan Agreement by the Borrower, the Secured Parties may foreclose upon any and all shares of Common Stock pledged to them and may seek recourse against the Borrower.”
The Company did not independently verify or participate in the preparation of the foregoing disclosure. In addition, the Company is not a party to the Loan Documents and has no obligations thereunder, but has delivered letter agreements to each of the Lenders in which it has, among other things, agreed, subject to applicable law and stock exchange rules, not to take any actions that are intended to materially hinder or delay the exercise of any remedies by the Lenders under the Pledge Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: July 3, 2014